RESIGNATION OF OFFICER AND MEMBER
OF THE BOARD OF DIRECTORS
OF
BARON ENERGY, INC.

The undersigned hereby resigns, effective as of February 19, 2010, as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Treasurer, Secretary, and any other office he may hold, in, of and from, BARON ENERGY, INC., a Nevada corporation.

The undersigned further resigns, effective as of February 28, 2010, as a Director of BARON ENERGY, INC., a Nevada corporation.

/s/ Michael Maguire

Michael Maguire